Exhibit 97.1

POLICY FOR RECOVERY OF INCENTIVE BASED COMPENSATION

Adopted : November 22, 2023

LG Display Co., Ltd. (the “Company”) has adopted this Policy for Recovery of Incentive-Based Compensation (the “Policy”) by resolution of the board of directors.

1. Definitions

“Executive” means each person who serves as an executive officer of the Company, as defined in the Rule 10D-1 of the Applicable Laws, and refers to registered directors and executive officers as defined by Article 3 of the Executive Officer HR Policy of the Company.

“Applicable Laws” means Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder, the listing rules of the U.S. national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any U.S. national securities exchange or association on which the Company’s securities are listed.

“Incentive-Based Compensation” means, with respect to a Restatement, any compensation (for the avoidance of doubt, this includes the performance incentives and stock options prescribed by Article 21 and Article 22, respectively, of the Executive Officer HR Policy) that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received(as determined under the Applicable Laws) by a person: (a) after beginning service as an Executive; (b) who served as an Executive at any time during the performance period for that compensation; (c) while the issuer has its securities listed on a U.S. national securities exchange or association; and (d)during the Three-Year Period.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and other financial measures, as well as stock or share price and total equityholder return.

“Incentive-Based Compensation Subject to Recovery” means the amount of Incentive-Based Compensation received by a current or former Executive that exceeds the amount of Incentive Based Compensation that would have been received by such current or former Executive based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Laws.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the board of directors, a committee of the board of directors or, if action of the board of directors is not required, the officer or officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement.

2. Persons Subject to Policy

 This Policy shall apply to current and former Executives of the Company.

3. Subject of Policy

This Policy shall apply to Incentive-Based Compensation received on or after October 2, 2023.

4. Recovery of Incentive-Based Compensation

(1) In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is “Incentive-Based Compensation Subject to Recovery”. Provided that, if a committee of the board of directors responsible for executive compensation decisions comprised solely of independent directors, or in the absence of such a committee, a majority of the independent directors serving on the board of directors, resolves that recovery is impracticable as determined in accordance with the Applicable Laws, recovery will not be required.

(2) The recovery of Incentive-Based Compensation in accordance with Paragraph (1) above shall be required regardless of whether the applicable Executive engaged in unlawful conduct or otherwise contributed to the requirement for the Restatement of issued financial statements and regardless of whether or when restated financial statements are filed by the Company.

(3) The recovery of Incentive-Based Compensation Subject to Recovery in accordance with this Policy shall not give rise to any person’s right to voluntarily terminate employment with the Company for “good reason,” or “constructive termination” (or any similar term of like effect).

5. Manner of Recovery

The board of directors shall,in its sole discretion, determine the manner of recovery of any Incentive-Based Compensation Subject to Recovery. Such manner of recovery may include reduction of Incentive-Based Compensation or cancellation by the Company of Incentive-Based Compensation Subject to Recovery, reimbursement or repayment by any Executive of the Incentive-Based Compensation Subject to Recovery, and an offset of the Incentive-Based Compensation Subject to Recovery against other compensation payable by the Company to such Executive.

6. Limitation on Duplicative Recovery

Unless prohibited by the Applicable Laws, to the extent that Incentive-Based Compensation Subject to Recovery has already been recovered by the Company from the applicable Executive pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or any other clawback, recoupment, forfeiture or similar policies or provisions of the Company (the “Other Recovery Arrangements”), such recovered amount may be credited to the amount of Incentive-Based Compensation Subject to Recovery required to be recovered from the applicable Executive.

7. Administration

The board of directors shall, in its sole discretion, interpret and administer the Policy. All determinations and decisions made by the board of directors pursuant to the provisions of this Policy shall be final and conclusive, provided that, they may be subject to review by the U.S. national securities exchange or association pursuant to the Applicable Laws, and shall be binding on all persons, including the Company, equityholders and employees. The board of directors may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company.

8. Interpretation

This Policy will be interpreted and applied in accordance with the Applicable Laws, and to the extent this Policy is inconsistent with such Applicable Laws, it shall be deemed amended to the extent necessary to ensure it is consistent therewith.

9. No Indemnification

The Company shall not indemnify or compensate any Executive against or for the loss of any Incentive-Based Compensation Subject to Recovery pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any Executive for any premiums for third-party insurance policies that such Executive may elect to purchase to fund such Executive’s potential obligations under this Policy.

10. Application; Enforceability

The adoption of this Policy does not limit, and will apply in addition to, any Other Recovery Arrangements, and shall apply together with such Other Recovery Arrangements. The Policy shall not limit any other right or remedy at law or in equity that may be available to the Company.

11. Amendment and Termination

The board of directors may amend or terminate this Policy in whole or in part at any time in its sole discretion. This Policy will terminate automatically when the Company does not have any of its securities listed on U.S. national securities exchange or association and will be limited to the extent that any provision of the Applicable Laws is no longer in effect or applicable to the Company.

Addendum

This Policy is adopted as of November 22, 2023, but shall be effective as of October 2, 2023.